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Florida Power Corporation
News Release
Corporate Relations Department, St. Petersburg, Florida

                                                            Media Contact:
                                                            Melodye Hendrix
                                                            (813)866-4282

Florida Power Corporation Announces Replacements In Top Nuclear Positions

     St. Petersburg, FL (January 7, 1997)-- Two individuals have been selected for key positions at Florida Power Corporations Crystal River 3 nuclear power plant. The announcement was made today by President Joe Richardson.

     Roy A. Anderson, currently a senior vice president with Carolina Power & Light Company, will join Florida Power as a senior vice president later this month and also will become chief nuclear officer effective March 3. He will replace Pat Beard, who will then report to the president as senior vice president handling special nuclear projects until he retires April 1.

     John P. Cowan, currently a vice president with Carolina Power & Light, will serve as site vice president at Crystal River 3. He will succeed Gary Boldt, who has announced his resignation effective January 31.

     Anderson has 26 years of experience in the electric utility business including both nuclear and non-nuclear. Prior to working at Carolina Power & Light, he served as plant manager during the dramatic improvement to Boston Edison Company's Pilgrim Nuclear Power Station in the late 1980s. In 1993, he accepted the challenge to improve Carolina Power & Lights Brunswick Nuclear Plant, where he was faced with a plant in regulatory shut down, low Systematic Assessment of Licensee Performance (SALP) scores, and close Nuclear Regulatory Commission (NRC) scrutiny. In the ensuing two years, the Brunswick Nuclear Plant was transformed into a top performing nuclear generating station.

     Anderson holds a bachelor of science degree in marine and nuclear engineering from the State University of New York and a master of business administration degree in business operations research from the Rensselear Polytechnic Institute.

     Cowan has recently been serving on behalf of Carolina Power & Light at the Northeast Utilities Millstone Plants as restart officer because of his expertise in nuclear plant improvement. While at the Brunswick Nuclear Plant, Cowan moved up through

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Florida Power Corporation
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several positions including director of site operations when he was responsible for improvements in the areas of SALP scores and Institute of Nuclear Power Operations (INPO) performance. Prior to working at Carolina Power & Light, Cowan served with INPO.

     Cowan received a bachelors degree in nuclear engineering from the University of Wisconsin, a masters degree in business management from the Rensselear Polytechnic Institute and a juris doctorate degree from Georgia State University.

     "I feel very fortunate to have Roy and John joining the Crystal River 3 management team," said Richardson. "They are well respected for their expertise and leadership and I am confident that they can lead the plant to achieving top performance."

     Crystal River 3 is an 860-megawatt nuclear power plant located at Florida Powers Crystal River Energy Complex near the Gulf of Mexico in Citrus County. The plant has been in operation since 1977 and is Florida Powers only nuclear unit.

     The plant was taken off line last September 2 to repair a cracked lubricating-oil pipe leading to the main turbine generator. While the repairs were made, Florida Power officials initiated an extended maintenance outage to analyze and resolve technical issues associated with plant equipment operating margins. Regular technical review meetings, involving Florida Power and the NRC, are being conducted to provide an open forum for discussion of issues and their resolutions. Close communication with the NRC will ensure a timely return of the plant to service once the issues are resolved.

     Florida Power Corporation is the principal subsidiary of St.
Petersburg-based Florida Progress Corporation (NYSE: FPC) and serves 1.3 million customers in central and northern Florida.


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